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                                                                    Exhibit 3.18


                       WIDE OPEN PERFORMANCE WEAR, INC.
                           ARTICLES OF INCORPORATION


                                   ARTICLE I
                                     NAME

     The name of the Corporation is Wide Open Performance Wear, Inc.

                                  ARTICLE II
                                    PURPOSE

     The Corporation is organized to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

                                  ARTICLE III
                               AUTHORIZED SHARES

     A.  Number and Designation.  The number and designation of shares that the
         ----------------------
Corporation shall have authority to issue and the par value per share are as follows:

          Class          Number of Shares     Par Value
          -----          ----------------     ---------
          Common              5,000               $1.00

     3.2  Preemptive Rights.  No holder of outstanding shares shall have any
          -----------------
preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

     3.3  Voting; Distributions.  The holders of the Common Shares shall have
          ---------------------
unlimited voting rights and are entitled to receive the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     3.4  Vacancies on Board of Directors.  Any vacancy which occurs on the
          -------------------------------
Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled only by the shareholders.

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     3.5  Bylaw Amendments.  The Bylaws of the Corporation shall not be amended
          ----------------
except by the affirmative vote of the holders of more than two-thirds of all the outstanding Common Shares of the Corporation.

                                  ARTICLE IV
                    REGISTERED OFFICE AND REGISTERED AGENT

     The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia, is c/o McGuire, Woods, Battle & Boothe, L.L.P., One James Center, 901 E. Cary Street, Richmond, VA 23219. The initial registered agent of the Corporation is Larry M. Goodall, Esq., whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

                                   ARTICLE V
                    LIMIT ON LIABILITY AND INDEMNIFICATION

     5.1  Limit on Liability.  In every instance in which the Virginia Stock
          ------------------
Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders.

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     5.2  Mandatory Indemnification.  The Corporation (the term "Corporation" as
          -------------------------
used in this Section 5.2 shall mean this Corporation only and no predecessor entity or other legal entity) shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual is or was a director or officer of the Corporation or of any legal entity controlled by the Corporation, or is a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him or her on account of the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Before any indemnification is paid a determination shall be made that indemnification is permissible in the circumstances because the person seeking indemnification has met the standard of conduct set forth above. Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible, provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any of the persons named above upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that such individual is not entitled to indemnification. The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 5.2.

     5.3  Miscellaneous.  The rights of each person entitled to indemnification
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under this Article shall inure to the benefit of such person's heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be

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entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer.


Dated:  October 5, 1995



                              By:  /s/ Larry M. Goodall
                                   --------------------
                                  Larry M. Goodall, Incorporator

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